Exhibit 10.3(f)

NIELSEN HOLDINGS PLC

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

(REVENUE)

THIS PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), is made, effective as of March 18, 2020 (the “Grant Date”) between Nielsen Holdings plc, a company incorporated under the laws of England and Wales having its registered office in the United Kingdom (hereinafter referred to as the “Company”), and Participant Name (the “Participant”).  For purposes of this Agreement, capitalized terms not otherwise defined above or below, or in the Nielsen 2019 Stock Incentive Plan (the “Plan”), shall have the meanings set forth in Exhibit A attached to this Agreement and incorporated by reference herein.

WHEREAS, the Company desires to grant the Participant performance-based restricted stock units (the “Performance RSUs”), as provided hereunder and pursuant to the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Performance RSUs to the Participant as an incentive for increased efforts during Participant’s term of office with the Company or a Subsidiary, and has advised the Company thereof and instructed the undersigned officers to grant said Performance RSUs.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.Grant of the Performance RSUs.

(a)On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, the Company hereby grants to the Participant a target number of Performance RSUs equal to Number of shares granted (the “Target RSU Award”).  The actual number of Performance RSUs which the Participant will earn under this Agreement will be finally determined based upon the Company’s Revenue for the period commencing on January 1, 2020 and ending on (i) September 30, 2020 if the Spin-Off (as defined in Exhibit A) has occurred prior to December 31, 2020 or (ii) December 31, 2020 (the “Performance Period”), in accordance with the provisions of Exhibit A attached to this Agreement and made a part hereof.

(b) Each Performance RSU represents the unfunded, unsecured right of the Participant to receive one share of the Company’s common stock upon earning and vesting.  The Participant will earn and become vested in the Performance RSUs, and take delivery of the Shares, as set forth in this Agreement.

2.Earning of Performance RSUs. Until the applicable vesting date(s) provided below, (i) the Performance RSUs shall be subject to forfeiture by the Participant to the Company as provided in this Agreement, and (ii) the Participant may not sell, assign, transfer, discount, exchange, pledge or otherwise encumber or dispose of any of the Performance RSUs unless the restrictions have terminated in accordance with the provisions of this Agreement.

(a)Service and Performance Requirements Absent a Change in Control.  Unless otherwise provided in this Agreement, so long as the Participant continues to be employed by the Company or any of its Subsidiaries through the end of the three-year period ending December 31, 2022 (such three-year period, the “Service Period”), the Participant shall vest in and earn the number of Performance RSUs determined as set forth on Exhibit A hereto.  If, prior to the end of the Service Period, and absent the occurrence of a Change in Control, the Participant’s employment with the Company and its Subsidiaries is terminated for any reason, then the Performance RSUs shall be forfeited by the Participant to the Company without consideration as of the date of such termination of employment and this Agreement shall terminate without payment in respect thereof.

(b)Exceptions to Forfeiture on Termination of Employment. Notwithstanding clause (a) above, if, prior to the end of the Service Period, and absent the occurrence of any Change in Control, the Participant’s employment with the Company and its Subsidiaries is terminated:

(1)voluntarily by the Participant (other than due to Good Reason or the Participant’s death or Permanent Disability) or involuntarily by the Company for Cause, then the Performance RSUs shall be forfeited by the Participant to the Company without consideration as of the date of such termination of employment, and this Agreement shall terminate without payment in respect thereof; or

(2)involuntarily by the Company and its Subsidiaries without Cause, by the Participant for Good Reason, or by the Participant if mutually agreed to in writing by the Company with reference to this Agreement and the amounts payable under this Section, then the Participant shall vest in a number of Performance RSUs equal to the product obtained by multiplying (a) (i) if the termination date occurs prior to the determination of performance in accordance with Exhibit A hereto, the Target RSU Award, or (ii) the number of Performance RSUs determined in accordance with Exhibit A hereto, and (b) a fraction, the numerator of which is the number of days that Participant is employed by the Company or its Subsidiaries during the Service Period and the denominator of which is 1096; or

(3)due to the Participant’s death or Permanent Disability, then the Target RSU Award shall immediately vest in full and be paid to the Participant as soon as practicable thereafter, and no additional amounts shall be payable hereunder with respect to the Performance Period.

(c)Effect of Change in Control. If a Change in Control occurs during the Performance Period, the Participant shall earn a number of Performance RSUs as follows:

(i)if the Performance RSUs are not assumed, continued, or restricted securities of equivalent value are not substituted for the Performance RSUs by the Company or its successor and the Participant is employed with the Company or any of its Subsidiaries on the effective date of the Change in Control, then on the effective date of the Change in Control the Participant shall become vested in and earn 100% of the Target RSU Award; but

(ii)if the Performance RSUs are assumed, continued or substituted by the Company or its successor, then the Participant shall become vested in and earn, on the last day of the Service Period, so long as the Participant is employed with the Company or any of its Subsidiaries (or any successors thereto) on such date, 100% of the Target RSU Award; provided, that if, prior to the end of the Service Period, the Participant’s employment by the Company or any of its Subsidiaries (or any successors thereto) is involuntarily terminated by the Company and its Subsidiaries without Cause, terminated by the Participant for Good Reason, or terminates due to the Participant’s death or Permanent Disability, then the Participant shall become vested in and earn 100% of the Target RSU Award payable as promptly as practicable following such termination of employment.

For purposes of this Agreement, in order for an award to constitute a “Substitute Award” under Section 10 of the Plan, the award must be denominated in shares of publicly traded stock which are traded on an established U.S. or U.K. securities exchange.

(c)Delivery of Shares; Forfeiture. As promptly as practicable following the vesting date, the Company shall cause to be delivered to the Participant such Shares underlying any non-forfeited,

vested Performance RSUs as soon as practicable after they are earned and vested as provided in this agreement (but in no event later than 2 ½ months after the last day of the calendar year in which such Performance RSUs became so earned and vested).

3.Adjustments Upon Certain Events. The Committee may, in its sole discretion, take any actions with respect to any unvested Performance RSUs subject to this Agreement pursuant to Section 10 of the Plan.

4.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” shall have the meaning ascribed to such term in the severance plan or policy of the Company or any of its Subsidiaries in which the Participant is eligible to participate immediately prior to the termination of the Participant’s Employment (the “Policy”).

“Good Reason” shall have the meaning ascribed to such term in the Policy. “Permanent Disability” shall mean that, due to an injury or illness, the Participant requires the regular care and attendance of a qualified, licensed and practicing physician, and the Participant is unable to perform the material duties of his or her regular occupation due to such injury or illness.  The Committee or its delegee shall have the sole discretion to determine whether this definition is met.

5.No Right to Continued Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the Employment of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to terminate the Employment of the Participant at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Participant’s Employment Agreement or offer letter provided by the Company or any Subsidiary to the Participant.

6.No Acquired Rights. In participating in the Plan, the Participant acknowledges and accepts (a) that the Board has the power to amend or terminate the Plan, to the extent permitted thereunder, at any time, and (b) that the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms).  The Participant further acknowledges and accepts that (i) such Participant’s participation in the Plan is not to be considered part of any normal or expected compensation, (ii) the value of the Performance RSUs or the Shares shall not be used for purposes of determining any benefits or compensation payable to the Participant or the Participant’s beneficiaries or estate under any benefit arrangement of the Company or any Subsidiary, including but not limited to severance or indemnity payments, and (iii) the termination of the Participant’s Employment with the Company and all Subsidiaries under any circumstances whatsoever will give the Participant no claim or right of action against the Company or any Subsidiary in respect of any loss of rights under this Agreement or the Plan that may arise as a result of such termination of Employment.

7.No Rights of Shareholder; No Dividend Equivalents. The Participant shall not have any rights or privileges as a shareholder of the Company until the Shares underlying vested Performance RSUs have been registered in the Company’s register of stockholders as being held by the Participant.  No dividend equivalents or other distributions shall be paid or payable with respect to Performance RSUs.

8.Transferability. Performance RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 8 shall be void and unenforceable against the Company or any Subsidiary or Affiliate.

9.Withholding. The Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any transfer due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any transfer under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes, pursuant to Section 4(c) of the Plan.

10.Choice of Law. This agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to conflicts of law, except to the extent that the issue or transfer of Shares shall be subject to mandatory provisions of the laws of England and Wales.

11.Performance RSUs Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All Performance RSUs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

12.Signature in Counterparts. If executed in writing, this Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.Clawback. The Participant shall forfeit or repay amounts awarded hereunder, whether or not vested, if:

(a)The amount of the award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement or the correction of a material error; and

(b)The Participant engaged in intentional misconduct that caused or partially caused the material error; and

(c)The amount that would have been awarded to the Participant had the financial results been properly reported, would have been less than the amount actually awarded (such difference being the amount forfeited or repaid hereunder).

14.Section 409A of the Code. Notwithstanding any other provisions of this Agreement or the Plan, the Performance RSUs granted hereunder shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant. In the event it is reasonably determined by the Committee that, as a result of Section 409A of the Code, the transfer of Shares under this Agreement may not be made at the time contemplated hereunder without causing the Participant to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of the Participant’s termination of employment with the Company the Participant is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax). The Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Performance RSUs (including any taxes and penalties under Section 409A), and neither the Company nor any of its Subsidiaries shall have any obligation to indemnify or otherwise hold the Participant (or any beneficiary) harmless from any or all of such taxes or penalties.  If the Performance RSUs are considered “deferred compensation” subject to Section 409A, references in this Agreement and the Plan to “termination of Employment” and “separation from service” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A.  For purposes of Section 409A, each payment that may be made in respect of the Performance RSUs is designated as a separate payment.

15.Compliance with Restrictive Covenants. In the event of a breach or threatened breach of any restrictive covenant to with the Participant is subject under any plan or agreement with the Company or any of its Subsidiaries, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, require the Participant (a) to forfeit any Performance RSUs granted hereunder and to return all Shares previously issued to the Participant in settlement of any vested Performance RSUs; and (b) to pay to the Company the full value of any consideration received for any Shares issued in settlement of Performance RSUs that were previously sold by the Participant or otherwise disposed of to a third party (or if no such consideration was received, the then fair market value of such Shares).

16.Data Privacy.  The Participant hereby acknowledges that:

(a)if he or she is based outside the UK and EEA, and his or her data is not otherwise subject to the General Data Protection Regulation (EU) 2016/679 ("GDPR"), the Company holds information about the Participant relating to his or her employment, the nature and amount of his or her compensation, bank details, and other personal details and the fact and conditions of the Participant’s participation in the Plan. The Participant understands that the Company is the controller of the Participant’s personal data and is the only person authorized to process that data and is responsible for maintaining adequate security with regard to it. As the Company is part of a group of companies operating internationally, it may be necessary for the Company to make the details referred to above available to: (i) other companies within the Company's group that may be located outside the geographical location in which the Participant is employed and where there may be no legislation concerning an individual’s rights concerning personal data; (ii) third party advisers and administrators of the Plan; and/or (iii) the regulatory authorities. Any personal data made available by the Company to the parties referred to above in (i), (ii), or (iii) in relation to the Plan will only be for the purpose of administration and management of the Plan by the Company, on behalf of the Company. The Participant’s information will not, under any circumstances, be made available to any party other the parties listed above under (i), (ii), or (iii).  The Participant hereby authorizes and directs the Company to disclose to the parties as described above under (i), (ii), or (iii) any of the above data that is deemed necessary to facilitate the administration of the Plan.  The Participant understands and authorizes the Company to store and transmit such data in electronic form.  The Participant confirms that the Company has notified the Participant of his or her entitlement to reasonable access to the personal data held about the Participant and of his or her rights to rectify any inaccuracies in that data; or

(b)if he or she is based in the UK and/or EEA, or his or her data is otherwise subject to GDPR, his or her personal data will be processed in accordance with the Company's European Union privacy notice (which will be provided to such Participants and is available upon request).

17.Forfeiture of Grant.  If the Participant does not sign and return this Agreement within six months following the Grant Date, the Performance RSUs shall be forfeited and shall be of no further force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NIELSEN HOLDINGS PLC

By:	/s/ Laurie Lovett
Laurie Lovett
Chief Human Resources Officer

PARTICIPANT

Online grant acceptance satisfies signature requirement

Participant Name

EXHIBIT A

For purposes of this Agreement, “Spin-off” means the Company’s spin-off of its Global Connect business.

If Spin-off occurs on or after 9/30/2020 and before 12/31/2020

Revenue Award Opportunity. The Participant’s Target RSU Award (the “Revenue Target RSUs”) shall be eligible to vest and be earned if and only if the Company’s Revenue over the Performance Period (the “Revenue Achievement”) equals or exceeds $4,875,000,000 (the “Revenue Threshold Target”). Subject to the Company’s achievement of the Revenue Threshold Target, the number of Performance RSUs that will become earned shall be equal to the product of (x) the number of Revenue Target RSUs and (y) the Revenue Performance Factor (as set forth in the table below) (such number of RSUs, the “Earned Revenue Performance RSUs”).  If the Revenue Threshold Target is not achieved, no Revenue Target RSUs will become vested or earned and all of the Performance RSUs shall be immediately forfeited without consideration.  If the Revenue Threshold Target is met, the number of Earned Revenue Performance RSUs shall be determined as follows:

If the Revenue Achievement is at least equal to:	Then the Revenue Performance Factor is:
$4,875,000,000	50%
$4,924,000,000	100%
$5,022,000,000	200%

If the Revenue Achievement falls between two percentages set forth above, the Revenue Performance Factor shall be interpolated on a linear basis in order to determine the number of Earned Revenue Performance RSUs.

The Revenue listed in the above table shall be equitably adjusted by the Committee in a manner determined by the Committee to reflect the impact of any acquisition or disposition of an entity business or business segment during the Performance Period, other extraordinary events not contemplated in the 3-year plan and changes in accounting principles that impact revenue.

If Spin-off occurs on or after 12/31/2020 or if Spin-off does not occur

Revenue Award Opportunity. The Participant’s Target RSU Award (the “Revenue Target RSUs”) shall be eligible to vest and be earned if and only if the Company’s Revenue over the Performance Period (the “Revenue Achievement”) equals or exceeds $6,627,000,000 (the “Revenue Threshold Target”). Subject to the Company’s achievement of the Revenue Threshold Target, the number of Performance RSUs that will become earned shall be equal to the product of (x) the number of Revenue Target RSUs and (y) the Revenue Performance Factor (as set forth in the table below) (such number of RSUs, the “Earned Revenue Performance RSUs”).  If the Revenue Threshold Target is not achieved, no Revenue Target RSUs will become vested or earned and all of the Performance RSUs shall be immediately forfeited

2

without consideration.  If the Revenue Threshold Target is met, the number of Earned Revenue Performance RSUs shall be determined as follows:

If the Revenue Achievement is at least equal to:	Then the Revenue Performance Factor is:
$6,627,000,000	50%
$6,694,000,000	100%
$6,828,000,000	200%

If the Revenue Achievement falls between two percentages set forth above, the Revenue Performance Factor shall be interpolated on a linear basis in order to determine the number of Earned Revenue Performance RSUs.

The Revenue listed in the above table shall be equitably adjusted by the Committee in a manner determined by the Committee to reflect the impact of any acquisition or disposition of an entity business or business segment during the Performance Period, other extraordinary events not contemplated in the 3-year plan and changes in accounting principles that impact revenue.